Exhibit 10.10
UTi WORLDWIDE INC.
AMENDED AND RESTATED
2004 NON-EMPLOYEE DIRECTORS SHARE INCENTIVE PLAN
Deferral and Distribution Election Form for
Restricted Share Units and Restricted Shares
(For Use with Initial Awards and Automatic
Awards Pursuant to Section 5 of the Plan)
     Attached is the form you may use if you wish to defer the receipt of all or a percentage of the Shares that would otherwise be issued to you upon the vesting of any award you receive pursuant to Section 5 of the Amended and Restated 2004 Non-Employee Directors Share Incentive Plan (the “Plan”). You must submit a copy of this Deferral and Distribution Election Form executed by you to the Company as provided for in the form. An election to defer receipt of your Shares may not be revoked.
     You are advised to consult with your individual tax advisor with respect to the tax consequences related to an award under the Plan and any elections you may make to defer the receipt of Shares.

UTi WORLDWIDE INC.
AMENDED AND RESTATED
2004 NON-EMPLOYEE DIRECTORS SHARE INCENTIVE PLAN

Deferral and Distribution Election Form for
Restricted Share Units and Restricted Shares
(For Use with Initial Awards and Automatic
Awards Pursuant to Section 5 of the Plan)

     AGREEMENT, made this ___ day of _________, 20___, by and between me, as a participant in the UTi Worldwide Inc. Amended and Restated 2004 Non-Employee Directors Share Incentive Plan (the “Plan”), and UTi Worldwide Inc. (the “Company”). We agree that any term that begins herein with initial capital letters shall have the special meaning defined in the Plan unless the context clearly requires otherwise.
     1. Deferral Election. I hereby irrevocably elect to defer the receipt of ___% of the Shares (the “Deferral Election”) that would otherwise be issued to me at any time and from time to time pursuant to the Restricted Share Unit (or Restricted Shares) Award Agreements (the “Award Agreements”) designated below. I recognize and agree that the Company will establish an Account for me under the Plan, and will credit that Account pursuant to Section 7 of the Plan with Deferred Share Units, on a one-to-one basis with the Restricted Share Units (or Restricted Shares) awarded to me in the Award Agreements, as my interest in such units (or shares) vests.
     2. Award Agreements Subject to the Deferral Election. This Deferral Election shall be effective for the Award Agreement with a grant date of _____________, ___ that I received:
☐	as an Initial Award pursuant to Section 5(c) of the Plan, provided that this Deferral Election is made before the Grant Date of such Initial Award.
☐	as an Automatic Award pursuant to Section 5(d) of the Plan, the Grant Dates of which will occur in calendar years following the calendar year in which this Deferral Election is effective.
     3. Nature of Distribution. I recognize that distributions in respect of my Account will be made in the form of (a) one Share for each Deferred Share Unit credited to my Account, and (b) a cash payment with respect to each Share that I receive pursuant to this paragraph 3, in an amount equal to the cash dividends (plus interest at a rate of five percent (5%) per annum) declared and paid on the Company’s outstanding Shares between the grant dates of the applicable Award Agreements and the issuance of the Shares to me. Cash shall also be paid in lieu of fractional Shares.

UTi Worldwide Inc.
Amended and Restated 2004 Non-Employee Directors Share Incentive Plan
Deferral and Distribution Election Form

     4. Manner of Distributions Upon Separation From Service. I hereby elect to commence receiving distributions from my Account following the date that my membership on the board terminates and I incur a “separation from service” within the meaning of Treas. Reg. Section 1.409A-1(h) (“Separation from Service”) in the following manner:
☐	three (3) substantially equal installment distributions to be made before the last day of each of the three (3) calendar years following my Separation from Service.

☐	a lump sum distribution of ________ Shares within 60 days following my Separation from Service and, with respect to the remaining Shares, in ________ substantially equal annual installments (not to exceed 10) on each January 1st following such distribution until such Shares are distributed.
     5. Manner of Distributions Upon A Change in Control. I hereby elect to commence receiving distributions from my Account in the event of a Change in Control that is a permissible distribution event under Code Section 409A(a)(2)(A)(v) in the following manner:
☐	a lump sum distribution to be made within 60 days after the Change in Control.
☐	a lump sum distribution of ________ Shares within 60 days following the Change in Control, and, with respect to the remaining Shares, in ________ substantially equal annual installments (not to exceed 10) on each January 1st following such distribution until such Shares are distributed.
     6. Form of Payment to Beneficiary. In the event of my death before collecting all of my Account, any remaining portion of my Account shall be distributed to my beneficiary or beneficiaries named below in the following manner—
☐	in a single lump sum to be distributed within 60 days following my death.

☐	in accordance with the payment schedule selected in paragraphs 4 and 5 hereof (with payments made as though I survived to collect all benefits, and as though I terminated service on the date of my death if payments had not already begun).

UTi Worldwide Inc.
Amended and Restated 2004 Non-Employee Directors Share Incentive Plan
Deferral and Distribution Election Form

     7. Designation of Beneficiary. In the event of my death before I have collected all of my Account, I hereby direct that my beneficiaries shall be as follows:
(a)	Primary Beneficiary. I hereby designate the person(s) named below to be my primary beneficiary and to receive the balance of any unpaid portion of my Account.

Name of	Social Security	Mailing	Percentage of
Primary Beneficiary	Number	Address	Death Benefit
%
%
(b)	Contingent Beneficiary. In the event that a primary beneficiary or beneficiaries named above are not living at the time of my death, I hereby designate the following person(s) to be my contingent beneficiary for purposes of the Plan with respect to any Shares not previously issued to a primary beneficiary pursuant to paragraph 6(a) above:

Name of	Social Security	Mailing	Percentage of
Contingent Beneficiary	Number	Address	Death Benefit
%
%
     8. Effect of Elections. I understand and acknowledge that the election made in paragraphs 1 and 2 hereof shall be irrevocable with respect to compensation subject to such election and shall continue in full force until either the effective date of a superseding written election made by me, or until my role as a director of the Company is terminated, or until the Plan is terminated by appropriate corporate action, whichever shall occur first. My elections in paragraphs 6 and 7 shall be revocable until my death, at which time they become irrevocable.
     9. Changing of Elections. I recognize that I may, by submitting an effective superseding election, file new elections under paragraphs 4 and 5. Such superseding election shall be effective on or after the first day of the thirteenth (13th) month after I make such election only if (i) I make the election at least twelve (12) months prior to the date that the Shares would have been distributed (or begun to be distributed) to me pursuant to my initial election and (ii) the election defers my receipt of Shares for at least five (5) years from the date that the Shares would have been distributed (or begun to be distributed) to me other than distributions on account of my death or an unforeseeable emergency within the meaning of Code Section 409A(a)(2)(B)(ii) pursuant to my initial election.
     10. Satisfaction of Award Commitments. The parties recognize and agree that the Company will have fully honored and discharged its obligations under this Agreement, the Award

UTi Worldwide Inc.
Amended and Restated 2004 Non-Employee Directors Share Incentive Plan
Deferral and Distribution Election Form

Agreement, and the Plan if the Company distributes my Account in accordance with the provisions hereof.
     11. Taxes. By signing this Deferral and Distribution Election Form, I recognize and agree that I am solely responsible for the satisfaction of any federal, state, province, or local taxes that may arise with respect to the Award Agreement to which this Deferral and Distribution Election Form relates (including, if I am subject to taxation in the United States, any taxes arising under Sections 409A or 4999 of the Code, except to the extent otherwise specifically provided in a written agreement with the Company). Neither the Company nor any of its employees, officers, directors, or service providers shall have any obligation whatsoever to pay such taxes, to prevent me from incurring them, or to mitigate or protect me from any such tax liabilities. Nevertheless, if my payments or benefits pursuant to Section 7(d) of the Plan upon termination of my membership on the board and my election in paragraph 4 hereof constitutes “nonqualified deferred compensation” within the meaning of Section 409A, payment of such amounts shall not commence until I incur a Separation from Service. If, at the time of my Separation from Service, I am a “specified employee” (under Internal Revenue Code Section 409A), any amount that constitutes “nonqualified deferred compensation” within the meaning of Code Section 409Athat becomes payable to me on account of my Separation from Service (including any amounts payable pursuant to the preceding sentence) will not be paid until after the end of the sixth calendar month beginning after my Separation from Service (the “409A Suspension Period”). Within 14 calendar days after the end of the 409A Suspension Period, I shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence, together with interest on them for the period of delay at a rate not less than the average prime interest rate published in the Wall Street Journal on any day chosen by the Board during that period. Thereafter, I shall receive any remaining benefits as if there had not been an earlier delay.
     12. Authorization. I made the above deferral and distribution election voluntarily, after receipt of the Plan document and the opportunity to review and discuss the Plan with personal advisors. I understand that all distributions will be subject to applicable withholdings taxes. I understand that this deferral and distribution election only applies to the Award Agreement with the grant date that appears on the first page of this Deferral and Distribution Election Form and can only be superseded by a subsequent distribution election in accordance with the terms of this Deferral and Distribution Election Form and provisions of the Plan. I further understand that the Company reserves the right to amend, suspend or terminate the Plan. I understand that while the Plan is intended to provide tax deferral, the Plan does not constitute a guarantee that the intended tax results will be achieved. I acknowledge that I am solely responsible for the satisfaction of any taxes that may arise under the Plan, and the Company shall have no obligation to pay such taxes or to prevent me from incurring them.
[signature page follows]

UTi Worldwide Inc.
Amended and Restated 2004 Non-Employee Directors Share Incentive Plan
Deferral and Distribution Election Form

Witnessed by:	PARTICIPANT

Name:

UTi WORLDWIDE INC.

Name:
Title: